Exhibit 8.1
November 15, 2005
Crosstex Energy, L.P.
2501 Cedar Springs
Suite 100
Dallas, Texas 75201
Ladies and Gentlemen:
     We have acted as counsel to Crosstex Energy, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer and sale by the Partnership of common units representing limited partner interests (the “Common Units”) in the Partnership. We have also participated in the preparation of a Prospectus Supplement, dated November 15, 2005 (the “Prospectus Supplement”), and the Prospectus (the “Prospectus”) forming part of the Registration Statement on Form S-3 (File No. 333-116538) (the “Registration Statement”). At your request, this opinion is being furnished to you for filing as Exhibit 8.1 to the Current Report on Form 8-K dated on or about the date hereof.
     In connection therewith, we prepared the discussion set forth under the captions “Material Tax Consequences” (the “Discussion”) in the Prospectus Supplement and the Prospectus.
     All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein (i) as of the date of the Prospectus in respect of the discussion set forth under the caption “Material Tax Consequences” in the Prospectus and (ii) as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption “Material Tax Consequences” in the Prospectus Supplement, in both cases qualified by the limitations, and subject to the assumptions and qualifications contained in the Discussion. In addition, we are of the opinion that the Discussion in the Registration Statement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partner included in the Discussion, as to which we express no opinion).
     We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the use of our name in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.